Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bowne & Co., Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-102046, 333-64836, 333-81639, 2-96887, 33-48831, 33-35810 and 333-57045) on Forms S-8 and in the registration statement (Nos. 333-109810 and 333-160631) on Form S-3 of Bowne & Co., Inc. and subsidiaries of our report dated March 16, 2009, except for Note 1, Recent Accounting Pronouncements, which is as of July 16, 2009, and except for Note 1, Earnings (Loss) Per Share, which is as of March 2, 2010 with respect to the consolidated balance sheets of Bowne & Co., Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2008, and the related financial statement schedule, which report appears in the Annual Report on Form 10-K of Bowne & Co., Inc. and subsidiaries for the fiscal year ended December 31, 2009.

As discussed in our report dated March 16, 2009, the Company adopted the Financial Accounting Standards Board standard regarding Fair Value Measurements, as of January 1, 2008. As further discussed in our report dated March 16, 2009, except for Note 1, Recent Accounting Pronouncements, which is as of July 16, 2009, and except for Note 1, Earnings (Loss) Per Share, which is as of March 2, 2010 the Company retrospectively adopted Financial Accounting Standards Board standard regarding Accounting for Convertible Debt Instruments that May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” and, accordingly, adjusted the previously issued consolidated balance sheets as of December 31, 2008 and related statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2008.

/s/  KPMG LLP

New York, New York
March 2, 2010

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